Horizon Bancorporation Reports Second Quarter Consolidated Earnings

Bradenton, FL, July 17, 2008/PR Newswire -- Horizon Bancorporation, Inc. (OTCBB:HZNB)

Horizon Bancorporation, Inc., parent company of Horizon Bank, today reported second quarter 2008 consolidated earnings of $238 Thousand ($0.13 per fully diluted share). The Company is now $203 Million in assets, which represents an 8% growth rate (annualized) for the first half of 2008. The Bank had $163 Million in loans and $164 Million in deposits as of June 30, 2008. Year to date earnings are $538 Thousand versus $712 Thousand for the first six months of 2007.

For the second quarter of 2007, net earnings were $411 Thousand. 2008 earnings continue to be impacted by compression of the interest rate margin in relation to the large drop in the Fed Funds rate and the corresponding effect on Prime floating assets in the Bank. The Bank expects improvement of interest rate margins into the second half of the year as certificates of deposit re-price. The Bank also increased the loan loss reserve by $120 Thousand in the second quarter 2008, versus $30 Thousand expense in the second quarter of 2007.

Non-performing assets increased to $4.2 Million from $3.2 Million at the end of 2007 and the lost interest revenue and related expenses have also impacted earnings. Non-performing loans now total $2.14 Million and other real estate owned (OREO) is $2.07 Million.

Horizon Bank operates three full service branches and four ATMs in Manatee County, Florida (Bradenton and Palmetto). The Bank plans to open a branch in Hillsborough County (Brandon) in the fall of 2008 (permitting issues have delayed the planned summer opening).

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.